Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

On December 22, 2017, Lifetime Brands, Inc. (the “Company” or “Lifetime Brands”), entered into a merger agreement (the “Merger Agreement”) by and among the Company, certain of the Company’s wholly-owned subsidiaries created for the purpose of entering into the Merger Agreement and performing the transactions contemplated thereby, Taylor Parent, LLC, a Delaware limited liability company (“Taylor Parent”) and Taylor Holdco, LLC, a Delaware limited liability company (“Taylor” or “Filament”), providing for the acquisition of Filament by the Company. At a special meeting of stockholders held on February 28, 2018, stockholders approved the issuance of shares of common stock of the Company pursuant to the Merger Agreement and the acquisition was completed on March 2, 2018 (the “Acquisition”).

The following unaudited pro forma condensed combined financial statements and explanatory notes are presented to illustrate the effects of the Acquisition on the historical financial position and results of operations of the Company.

The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it had occurred on December 31, 2017 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is presented as if the Acquisition had occurred on January 1, 2017. The unaudited pro forma combined statement of operations for the year ended December 31, 2017 combines the Company’s audited consolidated statement of operations for the year ended December 31, 2017 with Filament’s unaudited consolidated statement of operations for the twelve months ended December 31, 2017 (comprised of the nine months ended December 31, 2017 and the three months ended March 31, 2017).

The Acquisition will be accounted for under the acquisition method of accounting, whereby the assets acquired and liabilities assumed will be measured at their respective fair values with any excess reflected as goodwill. The determination of the fair values of the net assets acquired, including intangible and net tangible assets, is based upon certain valuations that have not been finalized, and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect Lifetime Brands’ preliminary estimate and are subject to change once the detailed analyses are completed. These adjustments may be material.

The unaudited pro forma condensed consolidated financial information is presented for informational and illustrative purposes in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), including Article 11 of Regulation S-X promulgated thereby. Such information is preliminary and based on currently available information, assumptions and adjustments that the Company believes are reasonable, however the ultimate amounts recorded may be different. The Company’s historical condensed consolidated financial information has been adjusted in the unaudited pro forma condensed financial information to give effect to pro forma events that are (1) directly attributable to the Acquisition (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the consolidated results.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations does not include: (1) any revenue or cost saving synergies that may be achieved subsequent to the completion of the business combination; or (2) the impact of non-recurring items directly related to the business combination.

The pro forma condensed consolidated financial information is unaudited, is presented for informational purposes only, and is not necessarily indicative of the financial position or results of operations that would have occurred had the Acquisition been completed as of the dates or at the beginning of the periods presented. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future consolidated financial position or operating results of the consolidated companies. The unaudited pro forma condensed consolidated financial information and the accompanying notes should be read together with:

•	the separate audited historical consolidated financial statements of Lifetime Brands, Inc. for the year ended December 31, 2017 (as contained in Lifetime Brands’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 16, 2018);

•	the separate audited consolidated financial statements as of March 31, 2017 and March 31, 2016 and for the fiscal years ended March 31, 2017, 2016, and 2015 of Taylor Holdco, LLC and Subsidiaries and the related notes to such audited consolidated financial statements (included as Exhibit 99.1 to the Form 8-K/A to which these Unaudited Pro Forma Condensed Combined Financial Statements are Exhibit 99.3);

•	the separate unaudited consolidated financial statements as of December 31, 2017 and for the nine months ended December 31, 2017 and 2016 of Taylor Holdco, LLC and Subsidiaries and the related notes to such unaudited consolidated financial statements (included as Exhibit 99.2 to the Form 8-K/A to which these Unaudited Pro Forma Condensed Combined Financial Statements are Exhibit 99.3).

Lifetime Brands, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2017

(in thousands)

	Historical
	Lifetime Brands, Inc.	Taylor Holdco, LLC	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,600	$7,652	$(7,652)	4 (a)	$7,600
Accounts receivable	108,033	27,505	—		135,538
Inventory	132,436	29,108	1,455	4 (b)	162,999
Prepaid expenses and other current assets	10,354	779	—		11,133

TOTAL CURRENT ASSETS	258,423	65,044	(6,197)		317,270
PROPERTY AND EQUIPMENT, net	23,065	3,010	—		26,075
INVESTMENTS	23,978	—	—		23,978
INTANGIBLE ASSETS, net	88,479	217,870	62,237	4 (c)	368,586
DEFERRED INCOME TAXES	5,826	2,066	—		7,892
OTHER ASSETS	1,750	225	718	4 (d)	2,693

TOTAL ASSETS	$401,521	$288,215	$56,758		$746,494

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short term loan	$69	$—	$—		$69
Accounts payable	25,461	13,851	—		39,312
Accrued expenses	44,121	6,950	4,054	4 (e), 4 (h)	55,125
Income taxes payable	1,864	—	3,541	4 (h)	5,405
Current portion of contingent consideration	—	8,352	(8,352)	4 (f)	—
Mandatorily redeemable preferred units	—	27,220	(27,220)	4 (g)	—
Current portion of long-term debt	—	128,459	(127,174)	4 (d)	1,285

TOTAL CURRENT LIABILITIES	71,515	184,832	(155,151)		101,196
DEFERRED RENT & OTHER LONG-TERM LIABILITIES	20,249	1,795	—		22,044
DEFERRED INCOME TAXES	4,423	4,760	21,938	4 (i)	31,121
INCOME TAXES PAYABLE, LONG-TERM	311	—	—		311
REVOLVING CREDIT FACILITY	94,744	—	(52,684)	4 (d)	42,060
LONG-TERM DEBT	—	50,698	212,761	4 (d)	263,459
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value	—	—	—		—
Common stock, $.01 par value	149	—	56	4 (j)	205
Other stockholders’ equity	210,130	46,130	29,838	4 (j)	286,098

TOTAL STOCKHOLDERS’ EQUITY	210,279	46,130	29,894		286,303

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$401,521	$288,215	$56,758		$746,494

Lifetime Brands, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year ended December 31, 2017

(in thousands except per share amounts)

	Historical
	Lifetime Brands, Inc.	Taylor Holdco, LLC	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$579,476	$168,073	$—		$747,549
Cost of sales	364,319	98,159	—		462,478

Gross margin	215,157	69,914	—		285,071
Distribution expenses	58,050	8,107	—		66,157
Selling, general and administrative expenses	140,903	45,948	(2,162)	4 (k)	184,689
Intangible asset impairment	—	2,100	—		2,100
Restructuring expenses	1,024	—	—		1,024

Income from operations	15,180	13,759	2,162		31,101
Interest expense	(4,291)	(15,319)	2,435	4 (d)	(17,175)
Loss on early retirement of debt	(110)	—	—		(110)
Redeemable preferred interest	—	(3,760)	3,760	4 (g)	—
Other income (expense)	—	(131)	—		(131)

Income (loss) before income taxes and equity in earnings	10,779	(5,451)	8,357		13,685
Income tax (provision) benefit	(9,032)	3,621	(3,176)	4 (l)	(8,587)
Equity in earnings, net of taxes	407	—	—		407

NET INCOME (LOSS)	$2,154	$(1,830)	$5,181		$5,505

BASIC INCOME PER COMMON SHARE	$0.15				$0.27

DILUTED INCOME PER COMMON SHARE	$0.14				$0.27

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING
Basic	14,505		5,593	4 (m)	20,098
Diluted	14,955		5,593	4 (m)	20,548

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Description of the Transactions

On December 22, 2017, the Company entered into a merger agreement (the “Merger Agreement”) by and among the Company, certain of the Company’s wholly-owned subsidiaries created for the purpose of entering into the Merger Agreement and performing the transactions contemplated thereby, Taylor Parent, LLC, a Delaware limited liability company (“Taylor Parent”) and Taylor Holdco, LLC, a Delaware limited liability company (“Taylor” or “Filament”), providing for the acquisition of Taylor by the Company. At a special meeting of stockholders held on February 28, 2018, stockholders approved the issuance of shares of common stock of the Company pursuant to the Merger Agreement and the acquisition was completed on March 2, 2018 (the “Acquisition”).

In connection with the Acquisition, on March 2, 2018 (1) the Company entered into a new credit agreement (the “ABL Agreement”), in the maximum aggregate principal amount of $150.0 million, which will mature on March 2, 2023, and (2) the Company entered into a new loan agreement (the “Term Loan” and together with the ABL Agreement, the “Debt Agreements”), providing for a senior secured term loan credit facility to the Company in the principal amount of $275.0 million, which will mature on February 28, 2025. The Company utilized the proceeds of borrowings under the Debt Agreements (i) to repay in full all existing indebtedness for borrowed money under its former Credit Agreement and (ii) to finance the Acquisition, the refinancing of certain indebtedness of Filament, and the payment of fees and expenses in connection with the foregoing.

Note 2. Basis of presentation

The accompanying unaudited pro forma financial statements are intended to reflect the impact of the Acquisition on the Company’s historical financial statements and present the pro forma condensed combined financial position and results of operations of the Company based on the historical financial statements of the Company and Filament after giving effect to the Acquisition and after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The Company’s underlying financial information has been derived from the consolidated financial statements and notes thereto of the Company, which are included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Filament’s underlying financial information has been derived from its unaudited financial statements for the twelve months ended December 31, 2017.

The unaudited pro forma condensed combined balance sheet combines the unaudited historical condensed consolidated balance sheets of the Company and Filament as of December 31, 2017, giving effect to the Acquisition as if it had occurred on December 31, 2017.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 assume the Acquisition took place on January 1, 2017, the beginning of the Company’s most recently completed fiscal year. The Company’s audited consolidated statement of operations for the fiscal year ended December 31, 2017 has been combined with Filament’s unaudited consolidated statement of operations for the twelve months ended December 31, 2017 (comprised of the nine months ended December 31, 2017 and the three months ended March 31, 2017).

Note 3. Consideration and preliminary purchase price allocation

Consideration

The aggregate consideration for the Acquisition is approximately $295.8 million, consisting of $218.9 million of cash consideration and 5.6 million newly issued shares of the Company’s common stock, with a value equal to $76.9 million, based on the market value of the Company’s common stock as of March 2, 2018 (collectively, the “consideration”). The following table sets forth the components of the total consideration (in thousands).

Cash consideration	$218,918
Consideration common shares issued	5,593
Company’s share price	$13.75

Equity consideration	$76,904

Total consideration	$295,822

The cash portion of the consideration was subject to adjustments as defined in the Merger Agreement. Funded Debt (as defined in the Merger Agreement) was paid by the Company on behalf of Filament at the closing and is included in the calculation of the cash portion of the consideration.

Preliminary purchase price allocation

The Acquisition will be accounted for as a business combination using the acquisition method of accounting in accordance with Financial Accounting Standards Board, Accounting Standard Codification Topic 805, which will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value. Accordingly, the costs to acquire such interests will be allocated to the underlying net assets based on their respective fair values. Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill.

The following table summarizes the preliminary allocation of the purchase price as of December 31, 2017 (in thousands):

Net assets acquired	$42,989
Fair value adjustment to inventory	1,455
Intangible assets	201,000
Deferred income tax adjustment	(21,938)
Other liabilities	(6,791)
Goodwill	79,107

Total consideration	$295,822

The fair values of net assets acquired are based on management’s preliminary estimate of the respective fair values. The final valuation of net assets may result in material adjustments to the respective fair values and resulting goodwill. The final valuation of net assets will be completed as soon as possible but no later than one year from the acquisition date.

The unaudited pro forma financial statements do not reflect all reclassifications or adjustments to conform Filament’s financial statement presentation or accounting policies to those adopted by the Company. The Company has made estimates based on the best available information and is not aware of any material impacts that are not reflected. The unaudited pro forma financial statements also do not reflect potential fair value adjustments for certain tax assets and liabilities.

Note 4. Pro forma adjustments

(a)	Cash and cash equivalents

Reflects adjustments to cash and cash equivalents for the impacts of cash proceeds and expenditures directly attributable to the Acquisition as follows (in thousands).

Proceeds from Term Loan	$275,000
Proceeds from ABL Agreement	42,060
Repayment of former credit facility	(94,744)
Debt issuance costs related to Debt Agreements	(11,050)
Cash consideration paid at closing	(218,918)

Pro forma adjustment to cash and cash equivalents	$(7,652)

(b)	Inventory

Reflects a preliminary estimate of the step-up in fair value of Filament’s inventory to reflect the estimated selling price of the inventory, less the remaining selling costs and normal profit margin on the selling efforts. The increase is not reflected in the unaudited pro forma condensed combined statement of operations because it does not have a continuing impact.

(c)	Intangible assets, net and amortization

Reflects $62.2 million net increase to intangible assets to reflect the preliminary allocation of the purchase price to the fair value of Filament’s intangible assets. A preliminary estimate of amortization for these intangibles is reflected in the unaudited pro forma condensed combined statement of operations using the straight-line amortization method as noted below (in thousands, except years).

Acquired Intangible Assets:	Estimated Fair Value	Estimated Useful Life	Estimated Amortization Expense
Customer relationships- 15 year	$88,000	15	$5,867
Customer relationships- 12 year	51,200	12	4,267
Technology	4,500	10	450
Other	100	5	20

Total finite-lived acquired intangible assets	143,800	Total amortization expense	$10,604
Indefinite -lived intangible assets	57,200

Total identified intangible assets	201,000
Goodwill	79,107
Historical intangible assets	(217,870)	Historical amortization expense	(10,449)

Pro forma intangible adjustment	$62,237	Pro forma amortization adjustment	$155

The detailed valuation studies necessary to arrive at the required estimates of the fair values for these assets and useful lives are not yet complete. Changes to the fair values of these assets could have a material impact on the accompanying unaudited pro forma financial statements and will also result in changes to goodwill and deferred tax liabilities.

(d)	Debt and interest expense

Reflects the change in financing as a result of the Acquisition.

The pro forma financial statements give effect to financing the Acquisition by executing the Term Loan and ABL Agreement. The Company incurred approximately $11.0 million in debt issuance costs. The Term Loan has a term of 7 years and the interest rate on borrowings calculated below is based on one-month LIBOR and a margin of 3.5%, or 5.17%. The ABL Agreement has a term of 5 years and the interest rate on borrowings calculated below is based on one-month LIBOR and a margin of 1.5%, or 3.17%.

Filament’s current and long-term debt and certain other debt obligations were repaid by the Company upon completion of the Acquisition as a portion of the cash consideration.

Pro forma debt increases (decreases) are as follows (in thousands):

Repayment of the current portion of Filament’s long-term debt	$(128,459)
Current portion of Term Loan	2,750
Current portion of debt issuance cost related to the Term Loan	(1,465)

Pro forma current portion of long-term debt adjustment	$(127,174)

Repayment of Filament’s long-term debt, net of issuance costs	$(50,698)
Long-term portion of Term Loan	272,250
Debt issuance costs related to the Term Loan	(8,791)

Pro forma long-term debt adjustment	$212,761

ABL Agreement borrowings	$42,060
Repayment of the Company’s former credit facility	(94,744)

Pro forma adjustment to revolving credit facility	$(52,684)

When the Acquisition was completed, the Company’s borrowings under the ABL Agreement were approximately $34.7 million. Pro forma adjustment represents borrowings under the ABL Agreement as of December 31, 2017.

Debt issuance costs associated with the Term Loan are presented net of the borrowings and debt issuance costs associated with the ABL Agreement are presented as a non-current asset. A pro forma adjustment to other assets for the debt issuance costs related to the ABL Agreement is as follows (in thousands):

Debt issuance costs related to the ABL Agreement	$794
Write-off of the Company’s former credit facility’s unamortized debt issuance costs	(76)

Pro forma other asset adjustment	$718

Pro forma interest expense increases (decreases) for the year ended December 31, 2017 is as follows (in thousands):

Interest expense on Term Loan	$14,218
Amortization of Term Loan debt issuance costs	1,465
Interest expense on ABL Agreement	1,333
Amortization of ABL Agreement debt issuance costs	159
Elimination of the Company’s historical interest expense	(4,291)
Elimination of Taylor’s historical interest expense	(15,319)

Pro forma interest expense adjustment	$(2,435)

(e)	Accrued expenses

Includes acquisition related costs incurred by the Company during the year ended December 31, 2017 of $1.5 million, which were unpaid and accrued as of December 31, 2017. In addition, approximately $0.8 million of additional Acquisition related costs were incurred on the acquisition date. The $0.8 million of Acquisition related costs that were not incurred as of December 31, 2017 are included as a pro forma adjustment to accrued expenses and to stockholders equity (see Note 4 (j) below).

(f)	Contingent consideration

Reflects elimination of the current portion of contingent consideration of $8.4 million. Filament’s historical current liabilities includes contingent consideration which was repaid prior to the Acquisition.

(g)	Redeemable preferred units

Reflects adjustments to eliminate Filament’s historical outstanding preferred units held by an unaffiliated third party, which were redeemed by Filament and repaid by the Company as a portion of the cash consideration.

Reflects adjustments to eliminate Filament’s preferred interest expense on outstanding preferred units held by an unaffiliated third party as if such preferred units had been redeemed on January 1, 2017.

(h)	Other liabilities

Reflects the preliminary estimate of the fair value of uncertain tax positions and contingent liabilities.

(i)	Deferred income taxes

Represents an adjustment to deferred income taxes, which was calculated using a blended 24.75% U.S. federal, state and local statutory tax rate, net of federal tax benefit, multiplied by the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill, as calculated below (in thousands):

Intangible assets identified	$201,000
Historic tax basis of intangible assets	(113,816)

Increase in intangible assets not deductible	87,184
Increase in fair value of inventory acquired	1,455

Total fair value adjustment	88,639
Blended U.S. federal, state and local statutory tax rate, net of federal tax benefit	24.8%

Pro forma deferred income tax adjustment	$21,938

(j)	Equity

Reflects adjustments to eliminate Filament’s historical equity balances, record estimated equity consideration at fair value and eliminate historical assets for the Acquisition (in thousands).

Par value of shares issued as consideration	$56

Pro forma common stock adjustment, at par value	$56

Additional paid-in capital for shares issued as consideration	$76,848
Acquisition expenses incurred at closing	(804)
Elimination of Filament’s historical members’ equity	(46,130)
Elimination of the Company’s historical debt issuance costs	(76)

Pro forma other equity adjustment	$29,838

(k)	Selling, general and administrative expenses

Reflects adjustments to selling, general and administrative expenses for the year ended December 31, 2017 (in thousands).

Pro forma amortization expense adjustments shown in 4(c) above	$155
Pro forma compensation expense adjustment	768
Elimination of Acquisition related expenses	(2,351)
Elimination of Filament’s management fee expenses	(734)

Pro forma selling, general and administrative expense adjustment	$(2,162)

The Company entered into a new employment agreement with a key executive in connection with the Acquisition, resulting in a $0.3 million increase in the annual compensation for this executive from his previous compensation and a $0.5 million increase in annual equity compensation.

The Company incurred $2.4 million of Acquisition related expenses, which primarily include legal and advisory fees, in the year ended December 31, 2017. These expenses are reversed as they represent non-recurring charges directly related to the Acquisition.

(l)	Provision for income taxes

Reflects the income tax effect of the pro forma adjustments for the year ended December 31, 2017, which was calculated using a blended 38% U.S. federal, state and local statutory tax rate, net of federal tax benefit. The effective tax rate of the combined company could be significantly different from what is presented in these unaudited pro forma financial statements for a variety of reasons, including post Acquisition activities (in thousands).

Pro forma selling, general and administrative expense adjustment	$(2,162)
Pro forma interest expense adjustment	(2,435)
Pro forma redeemable preferred interest adjustment	(3,760)

Pro forma adjustments	(8,357)
Estimated effective tax rate	38.0%

Pro forma income tax provision adjustment	$(3,176)

(m)	Income per common share

For the year ended December 31, 2017, pro forma combined basic and diluted net income per common share is calculated using the Company’s historical basic and diluted weighted average shares outstanding during the period plus the issuance of 5.6 million shares of the Company’s common stock.

The pro forma combined earnings per basic and diluted share outstanding was calculated as follows (in thousands, except per share amounts).

Pro forma net income	$5,505
Weighted average shares outstanding- basic	14,505
Common shares issued as equity consideration	5,593

Pro forma combined weighted average shares outstanding- basic	20,098
Weighted average shares outstanding- diluted	14,955
Common shares issued as equity consideration	5,593

Pro forma combined weighted average shares outstanding- diluted	20,548
Pro forma combined basic income per common share	$0.27

Pro forma combined diluted income per common share	$0.27